EXHIBIT 99.1


2950 Colorful Avenue ( Longmont, Colorado 80504


   CONCEPTS DIRECT, INC. ANNOUNCES DISBANDING OF SPECIAL COMMITTEE
            AND RESIGNATIONS OF THREE MEMBERS OF THE BOARD

Longmont, Colorado, April 14, 2003 - Concepts Direct, Inc. (OTCBB:
CDIR) announced today that at a Board of Directors meeting today, both members of the Special Committee previously appointed to seek strategic alternatives for the Company recommended that the Special Committee be disbanded effective immediately. The Board unanimously approved their recommendation.

The Board also acknowledged receipt of a letter from Marshall S.
Geller tendering his resignation from the Board, thus creating a vacancy.

Phillip A. Wiland, Chairman, President, and Chief Executive Officer, asked the Board for recommendations concerning cost reduction. Indicating a desire to help the company reduce costs, Robert L. Burrus, Jr. resigned from the Board. The three remaining directors then adopted a resolution setting the number of directors at three. Thereafter, Virginia B. Bayless also resigned, indicating a desire to help the Company reduce costs. Both resignations were effective immediately.

Commenting on the resignations, Mr. Wiland stated, "I appreciate the many years of service of our former directors and regret their decision to resign. I am uncertain when the remaining vacancy will be filled."

About Concepts Direct, Inc.
Concepts Direct is a direct marketing company focused on building and managing customer relationships through its catalogs and internet retailing initiatives. The company sells primarily personalized paper products and a diverse line of merchandise, including gift items, home decorative items, collectibles and apparel. Concepts Direct sells its merchandise primarily via the Colorful Images, Linda Anderson, Snoopy(tm) etc., Garfield Stuff, Linda Anderson's Collectibles, the Music Stand catalogs. In addition, the company owns and operates www.ColorfulImages.com, www.LindaAnderson.com, www.SnoopyStore.com, www.garfieldstuff.com, www.theMusicStand.com and www.NewBargains.com.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the Company's expectations, beliefs, plans and objectives are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management's expectations, beliefs, plans and objectives is contained in the Company's SEC filings.



For Further Information Contact

Phillip A. Wiland,                  Zaid H. Haddad,
Chairman & CEO                      Chief Financial Officer
Concepts Direct, Inc.               Concepts Direct, Inc.
(303) 772-9171                      (303) 772-9171
pwiland@conceptsdirectinc.com       zhaddad@conceptsdirectinc.com